UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) April 15, 2009
Ciena Corporation

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-21969	23-2725311

(Commission File Number)	(IRS Employer Identification No.)

1201 Winterson Road, Linthicum, MD	21090

(Address of Principal Executive Offices)	(Zip Code)
(410) 865-8500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06 – MATERIAL IMPAIRMENTS
Based on a combination of factors, including current macroeconomic conditions and a sustained decline in the common stock price and market capitalization of Ciena Corporation (“Ciena”) below its net book value, Ciena concluded on April 15, 2009 to write off all of its goodwill. Ciena expects to record an impairment charge of approximately $456 million in the current fiscal quarter ending April 30, 2009 relating to the write-off of its goodwill. The impairment charge above will not result in any current or future cash expenditures.
On April 17, 2009, Ciena issued a press release announcing the impairment described above. The text of the press release is furnished as Exhibit 99.1 to this Report.
This report contains forward-looking statements that are based upon management’s expectations and beliefs concerning future events affecting Ciena. Certain matters contained herein concerning anticipated costs and accounting charges are based upon management’s expectations and beliefs concerning future events affecting Ciena. There can be no assurance that these future events will occur as anticipated or that Ciena’s actual results will be as estimated. For a description of certain factors that could cause Ciena’s future results to differ materially from those expressed in any such forward-looking statements, see Part II, Item 1A of Ciena’s Quarterly Report on Form 10-Q for the quarter ended January 30, 2009 entitled “Risk Factors.”
ITEM 9.01 – EXHIBITS
     (c) The following exhibit is being filed herewith:

Exhibit Number	Description of Document

Exhibit 99.1	Text of Press Release dated April 17, 2009, issued by Ciena Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: April 17, 2009	By:	/S/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary